Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Celgene Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-70083, 333-91977, 333-39716, 333-107980, 333-65908, 333-138497, 333-149603, 333-152655, 333-160955) on Form S-8, in the registration statements (Nos. 333-02517, 333-32115, 333-38861, 333-52963, 333-87197, 333-93759, 333-94915, 333-75636, 333-107977, 333-107978, 333-138395) on Form S-3 and in the registration statements (Nos. 333-101196, 333-42302 and 333-148777) on Form S-4 of Celgene Corporation of our reports dated February 18, 2010, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Celgene Corporation and subsidiaries.
Our report on the consolidated financial statements refers to the Company’s change, as of January 1, 2009, in its method of accounting for business combinations, the change, as of January 1, 2008, in its method of accounting for the measurement of the fair value of financial assets and liabilities, and, the change, as of January 1, 2007, in its method of accounting for recognizing and measuring the tax effects related to uncertain tax positions, each due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board.
/s/ KPMG LLP
Short Hills, New Jersey
February 18, 2010